Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call - Q3 2018
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
October 25, 2018
Thank you, Jessica, and good morning everyone.
Our consolidated third quarter financial results reflect a variety of market conditions as well as activities associated with the separation of Arcosa. I am pleased with the continued momentum in market demand experienced by a number of our businesses during the third quarter.
Within the rail industry, there is no single catalyst driving the strengthening demand level. There is optimism and positive momentum in many of the railcar markets, creating a rising tide effect for railcar equipment. This is a very dynamic and active point in the railcar market cycle. Eric will provide comments on the market conditions.
I am very excited about the long term growth potential for Trinity and Arcosa as stand-alone public companies. We expect the separation of Arcosa from Trinity to happen a week from today on November 1st. Both Trinity and Arcosa have high quality teams, strong balance sheets, experienced boards, and many opportunities for success.
Over the last 11 months, a large number of employees have devoted time and resources to the separation of Arcosa from Trinity. Successfully separating companies like Trinity and Arcosa requires a specialized focus as well as strong project management skills. I am very pleased with the way our people collaborated and stayed on schedule with our separation plans as well as managed their day to day business activities. I’d like to thank everyone for their commitment, the long hours they put in and their hard work. Our external advisors also played a very important and active role in the separation process. I am very grateful for their support and the quality of their guidance and advice. We are all looking forward to focusing our attention and resources on our core businesses.
I would also like to thank Arcosa’s employees for their years of service and dedication to Trinity. Antonio and his leadership group are highly qualified and capable people and I have a great deal of admiration and respect for the entire team.
I’d also like to thank the Trinity Board members for the time and effort and energy they contributed to ensure a successful separation of Arcosa. Their insight and wisdom have been extremely valuable. I am very pleased with the structure of our new boards.
This year marks the 85th year that Trinity has been in business and its 60th year as a public company. As the years progressed, our dedicated employees worked collaboratively to build a strong portfolio of industry-leading businesses. We are proud of Trinity’s history of success and our rich culture, which provides an excellent foundation for both Trinity and Arcosa.
Last week Antonio and I hosted a luncheon for a large group of Trinity’s former employees. The group refers to themselves as Trinity Prime Timers. We shared with them how excited we are for the future of our companies and they shared stories from the past. It was a great event. We all left the luncheon highly motivated because we know we have opportunities to create new successes that will become future stories.
Needless to say, I am very excited about the new Trinity and especially honored to be the senior leader of such a high quality company. We have a strong senior leadership and management team that is supported by Trinity’s craftsmanship throughout our organization. I continue to be amazed at how our rail business has evolved from a small manufacturer of railcar bodies in the late 1960’s into an industry leading company.

Over the years, we have successfully added a broad portfolio of products and services that continue to provide value to railcar owners and users. We have been in the railcar industry for 50 years and the railcar leasing business for 40 years. We have been an industry leader for more than three decades. We know railcars and the railcar industry very well. Today, TrinityRail has an impressive platform of products and services that serve the North American railcar industry. We are not going to become complacent or satisfied with the status quo. TrinityRail is built to deliver premier products and services to customers. And I expect this legacy to continue.
I look forward to focusing our attention and resources on improvement and growth initiatives in the North American railcar industry. TrinityRail’s history of continuously expanding its products and services, gives me a great deal of confidence in our ability to continue to improve, expand and grow TrinityRail’s footprint. I believe we have an enormous amount of potential. We are skilled at planning simultaneously for both the short term and the long term. We have placed a high priority on growing our railcar leasing and service businesses and we are in the process of modifying our capital structure to support this growth objective. James will provide additional details about our capital structure during his comments.
We also see a number of opportunities over the long term to advance further within the railcar value streams in our quest to help customers optimize their ownership and usage of railcars. With a fresh start on November 1st, we will hit the ground running. Please stay tuned because the best is yet to come!
I will now turn it over to Eric.